Exhibit (d)(17)

INVESTMENT SUB-ADVISORY AGREEMENT

BY AND AMONG

FS SERIES TRUST,

FS ENERGY ADVISOR, LLC

AND

magnetar ASSET MANAGEMENT LLC

This Investment Sub-Advisory Agreement (“Agreement”) is made this [•], 2020, by and among FS ENERGY ADVISOR, LLC, a Delaware limited liability company (the “Adviser”), FS SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series, FS Energy Total Return Fund (the “Fund”), and MAGNETAR ASSET MANAGEMENT LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are investment advisers that are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services;

WHEREAS, the Adviser has been retained to act as the investment adviser to the Fund, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Advisory Agreement, dated January 29, 2020 (the “Advisory Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the Trust’s board of trustees (the “Board” or the “Trustees”), to delegate certain of its duties thereunder to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, the Trust, on behalf of the Fund, and the Adviser desire to retain the Sub-Adviser to furnish investment advisory services for the Fund’s investment portfolio, upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Sub-Adviser.

(a)           Retention of Sub-Adviser. The Adviser hereby engages the Sub-Adviser to manage the investment and reinvestment of the assets of the Fund, subject to the terms set forth herein and subject to the supervision of the Adviser and the Board.

(b)           Responsibilities of Sub-Adviser. Without limiting the generality of the foregoing, the Sub-Adviser shall, during the term and subject to the provisions of this Agreement and the supervision of the Adviser and Board:

(i)	within the parameters of the Fund’s investment guidelines, as may be revised from time to time by the mutual agreement of the Adviser and the Sub-Adviser (the “Investment Guidelines”), determine the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)	determine the specific securities and other assets to be purchased, retained, or sold by the Fund;

(iii)	within the parameters of the Investment Guidelines, assist in the determination of the portion of the assets of the Fund that shall be held uninvested;

(iv)	place orders with respect to, and arrange for, any investment (including executing and delivering all documents relating to the Fund’s investments on behalf of the Fund);

(v)	identify, evaluate and, if applicable, negotiate the structure of the investments made by the Fund;

(vi)	assist the Adviser in monitoring and servicing the Fund’s investments;

(vii)	perform due diligence on prospective portfolio companies;

(viii)	assist the Adviser in negotiating, obtaining and managing financing facilities for the benefit of the Fund or its subsidiaries;

(ix)	provide such information to the Fund and the Adviser as the Fund or the Adviser deems necessary for the Fund and the Adviser to (A) comply with the 1940 Act and the rules and regulations thereunder (including, but not limited to, quarterly certifications pursuant to Rule 17j-1 under the 1940 Act), and (B) maintain a current and/or effective private placement memorandum, prospectus and/or registration statement under the Securities Act and the 1940 Act that complies with the requirements of the Securities Act, the 1940 Act and/or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under each;

(x)	maintain books and records with respect to the Fund’s securities transactions and render to the Adviser and the Board such periodic and special reports with respect thereto as they may reasonably request, provided that in no case shall the Sub-Adviser be required to disclose Information[1] relating to the details of its proprietary investment and trading strategies (collectively, the “Investment Strategies”), provided, further, this shall not in any way limit the Adviser and the Board from obtaining Information relating to the generalized concepts and ideas relating to the Investment Strategies;[2]

1 “Information” includes any and all non-public, proprietary or confidential information concerning the business of the disclosing parties and/or their affiliates or investors, or potential investors, therein obtained, including, without limitation, portfolio information and reports, certifications, and other non-public information provided by the parties pursuant to this Agreement.

(xi)	report to the Adviser and to the Board and provide such information, and make appropriate persons available for the purpose of reviewing with representatives of the Adviser and the Board on a regular basis at reasonable times its activities hereunder, including without limitation, review of the general investment strategies of the Fund, the performance of the Fund in relation to standard industry indices, stock market and interest rate considerations and general conditions affecting the marketplace, and the placement and execution of portfolio transactions and provide various other reports and information from time to time as reasonably requested by the Adviser or the Board;

(xii)	act upon reasonable instructions from the Adviser which, in the reasonable determination of the Sub-Adviser, are not inconsistent with the Sub-Adviser’s fiduciary duties under this Agreement or the Investment Guidelines; and

(xiii)	provide the Adviser with such other research and related services as the Adviser may, from time to time, reasonably require for the Adviser to manage the Fund.

The Adviser will retain ultimate responsibility for maintaining the investment program for the Fund, and the Adviser and the Sub-Adviser shall be jointly responsible for the development of the Investment Guidelines, including the review and modification (if necessary) of such Investment Guidelines. Except as otherwise agreed by the parties in writing, the Sub-Adviser shall be required to provide only the services expressly described in this Section 1(b), and shall have no responsibility to provide any other services to the Adviser or the Fund, including, but not limited to, administrative (such as valuation-related services), management or other similar services.

(c)            Acceptance of Engagement. The Sub-Adviser hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (i) the Fund’s investment objectives, policies, guidelines and restrictions as in effect from time to time and communicated to the Sub-Adviser in writing; (ii) such policies, directives, regulatory restrictions and compliance policies as the Adviser may from time to time establish or issue and communicate to the Sub-Adviser in writing; and (iii) applicable law and related regulations. The Adviser shall promptly notify the Sub-Adviser in writing of changes to (i) or (ii) above. In no event shall the Sub-Adviser be held responsible for failing to comply with changes to any of (i) or (ii) unless it had previously received the written notification in the foregoing sentence.

(d)           Independent Contractor Status. The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund.

2 The Adviser agrees and acknowledges that the Investment Strategies are Information of the Sub-Adviser and are subject to protection as a trade secret (among others). The Adviser shall not reverse engineer, disassemble, decompile or translate the Investment Strategies or otherwise attempt to derive the underlying quantitative models or algorithms to the Investment Strategies.

(e)           Brokerage Commissions. Subject to the Sub-Adviser’s duties set forth in this Section 1, and the limitations contained herein, the Sub-Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.

(f)            Voting of Proxies. The Adviser hereby delegates to the Sub-Adviser the Adviser’s discretionary authority to exercise voting rights with respect to the assets of the Fund and authorizes the Sub-Adviser to delegate further such discretionary authority to a designee identified in a notice given to the Fund and the Adviser. The Sub-Adviser, including without limitation its designee, shall have the power to vote, either in person or by proxy, all securities and other investments in which the Fund’s assets may be invested from time to time, and shall not be required to seek or take instructions from, the Adviser or the Fund or take any action with respect thereto. Such authorization shall include the ability to exercise authority with regard to corporate actions affecting the Fund’s investments.

The Sub-Adviser has established a written procedure for proxy voting in compliance with current applicable rules and regulations, including but not limited to Rule 30b1-4 under the 1940 Act. The Sub-Adviser will provide the Adviser, or its designee, a copy of such procedure and establish a process for the timely distribution of the Sub-Adviser’s voting record with respect to the Fund’s securities and other information necessary for the Fund to complete information required by Form N-1A under the 1940 Act and the Securities Act of 1933, as amended, Form N-PX under the 1940 Act, and Form N-CSR under the Sarbanes-Oxley Act of 2002, as amended, respectively.

(g)           Power and Authority. To facilitate the Sub-Adviser’s performance of its responsibilities, but subject to the restrictions contained herein, the Adviser, on behalf of the Fund, hereby delegates to the Sub-Adviser, and the Sub-Adviser hereby accepts, the power and authority to act on behalf of the Fund to effectuate investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments, the placing of orders for other purchase or sale transactions on behalf of the Fund and the transfer of cash and other assets to facilitate the arrangement of the Fund’s investments. If the Sub-Adviser deems it necessary or advisable to make, through a special purpose vehicle, any investment it is permitted hereunder to make on behalf of the Fund, then the Sub-Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make such investment through such special purpose vehicle. The Adviser, on behalf of the Fund, but subject to the restrictions contained herein, also grants to the Sub-Adviser the power and authority to engage in all activities and transactions (and anything incidental thereto) that the Sub-Adviser reasonably deems appropriate, necessary or advisable to carry out its duties pursuant to this Agreement. Any such actions taken by the Sub-Adviser on behalf of the Fund shall be in the name of the Fund.

2.	Expenses.

Except as provided below in this Section 2 or as otherwise agreed by the parties in writing, the Sub-Adviser assumes no obligation with respect to, and shall not be responsible for, the expenses of the Adviser or the Fund in fulfilling the Sub-Adviser’s obligations hereunder.

During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with the activities it undertakes to meet its obligations hereunder. The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it reasonably believes will assist it in the execution of its duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Adviser or made available to the Sub-Adviser by its members or affiliates. The Fund shall reimburse the Sub-Adviser for expenses reasonably incurred by the Sub-Adviser at the written request of or on behalf of the Fund or the Adviser, to the same extent as such expenses would be reimbursable by the Fund to the Adviser pursuant to Section 2 of that certain Administration Agreement between the Fund and the Adviser, dated January 29, 2020 (as the same may be amended from time to time, the “Administration Agreement”), had such expenses been incurred by the Adviser (“Sub-Adviser Admin Expenses”); provided, however, that the Sub-Adviser shall not be entitled to any such reimbursements of Sub-Adviser Admin Expenses that would constitute “ordinary operating expenses” (as defined in the Expense Limitation Agreement between the Adviser and the Trust, on behalf of the Fund, dated January 29, 2020 (as the same may be amended from time to time, the “Expense Limitation Agreement”)) of the Fund during any quarterly period in which the Adviser has waived and/or paid any of the Fund’s “ordinary operating expenses” in order to keep the Fund’s “ordinary operating expenses” from exceeding any applicable cap set forth in the Expense Limitation Agreement. Any such unreimbursed Sub-Adviser Admin Expenses shall be deferred and subject to repayment by the Fund to the same extent as if such Sub-Adviser Admin Expenses were “ordinary operating expenses” of the Fund that had been waived and/or paid by the Adviser pursuant to the Expense Limitation Agreement. The Sub-Adviser shall maintain and supply to the Fund and the Adviser, as they may reasonably request, records of all Sub-Adviser Admin Expenses. For the avoidance of doubt, Sub-Adviser shall not be responsible for reimbursing the Fund, and shall have no liability for, any expenses that exceed the expense limitation set forth in the Expense Limitation Agreement.

3.	Compensation.

In consideration of the Sub-Adviser’s services hereunder, with respect to each Term Year (as defined below), the Adviser shall pay the Sub-Adviser the fee described below, payable quarterly in arrears (within 10 days of when fees are received by the Adviser):

(a)       With respect to any fees (including, without limitation, the Management Fee, as such term is defined in the Advisory Agreement) paid to the Adviser pursuant to the Advisory Agreement during a Term Year, the Sub-Adviser shall be entitled to receive 50% of any such amounts. For the avoidance of doubt, fees payable to the Adviser under the Advisory Agreement, but waived by the Adviser (with the prior consent of the Sub-Adviser), shall not be considered paid to the Adviser pursuant to the Advisory Agreement. The Adviser shall obtain the consent of the Sub-Adviser prior to waiving all or any part of the Management Fee for any quarter. In the event the Sub-Adviser does not consent to all or part of such waiver, the portion of the Management Fee waived by the Adviser against the Sub-Adviser’s consent shall be considered paid to the Adviser pursuant to the Advisory Agreement for purposes of this Agreement.

(b)       In the event that this Agreement is terminated other than at the end of a calendar year, for purposes of determining fees payable to the Sub-Adviser during the Term Year in which such termination occurs, the advisory fees payable to the Adviser shall be calculated as if the Advisory Agreement terminated as of the termination date of this Agreement.

For purposes of this Agreement, a “Term Year” shall mean each annual period beginning on the Effective Date (as defined in Section 9 hereof) or anniversary thereof, and ending on the day prior to the anniversary of the Effective Date.

4.	Representations, Warranties and Covenants of the Sub-Adviser.

The Sub-Adviser represents and warrants to, and covenants with, the Adviser and the Fund as follows:

(a)       The Sub-Adviser is registered as an investment adviser under the Advisers Act as of the Effective Date and shall maintain such registration;

(b)       The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)       The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(d)       In the event that the Sub-Adviser files Part 2 to its Form ADV with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 203(c) of the Advisers Act, the Sub-Adviser will promptly provide the Adviser and the Fund with a complete copy thereof;

(e)       Upon written request of the Adviser or the Fund, the Sub-Adviser shall permit representatives of the Adviser or the Fund to examine the reports (or summaries of the reports) required to be made to the Sub-Adviser by Rule 17j-1(d)(1) and other records evidencing enforcement of the code of ethics;

(f)       Solely with respect to information relating to the Sub-Adviser and as of the date of the applicable filing with the SEC: (A) the Fund’s registration statement on Form N-1A, filed or to be filed with the SEC, does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Fund’s prospectus and/or private placement memorandum do not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Sub-Adviser shall notify the Adviser if any material fact disclosed in the documents described in (A) or (B) above relating to the Sub-Adviser becomes untrue and/or if a material fact arises that would have been disclosed in such documents had it been true at the time of filing within a reasonable amount of time after such material fact arises; and

(g)       The Sub-Adviser shall comply in all material respects with all applicable provisions of Federal Securities Laws as defined in Rule 38a-1(e)(1) of the 1940 Act and rules and regulations of the SEC and, in addition, will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities. The Sub-Adviser shall notify the Adviser of a change in control of the Sub-Adviser within a reasonable time after such change. The Sub-Adviser will also fully cooperate in any regulatory investigation, examination, or inspection of the Fund.

5.	Representations, Warranties and Covenants of the Adviser.

The Adviser represents and warrants to, and covenants with, the Sub-Adviser and the Fund as follows:

(a)       The Adviser is registered as an investment adviser under the Advisers Act as of the Effective Date and shall maintain such registration;

(b)       The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)       The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d)       The Adviser and the Trust, on behalf of the Fund, have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Adviser to enter into this Agreement; and

(e)       The Adviser shall comply in all material respects with all applicable provisions of Federal Securities Laws as defined in Rule 38a-1(e)(1) of the 1940 Act and rules and regulations of the SEC and, in addition, will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities. The Adviser shall notify the Sub-Adviser of a change in control of the Adviser within a reasonable time after such change. The Adviser will also fully cooperate in any regulatory investigation, examination, or inspection of the Fund.

6.	Survival of Representations and Warranties; Duty to Update Information.

(a)       All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 4 and 5, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true in any material respect.

(b)       The Sub-Adviser shall promptly notify the Fund and the Adviser in writing:

(i)	upon receiving notice that a governmental authority, agency or body intends to investigate it or any of its directors, officers or employees in connection with its investment activities, including any routine examination or proceeding in the ordinary course of business (any such matter, an “Investigation”), to the extent that such Investigation is reasonably likely to materially adversely impact the Fund or the Sub-Adviser’s ability to perform its services hereunder;

(ii)	of any change in the portfolio managers of the Sub-Adviser providing services to the Fund hereunder;

(iii)	of any prospective material change in approach to the Sub-Adviser’s management of and recommendations with respect to the Fund’s assets that is inconsistent in any material respect with the Investment Guidelines;

(iv)	of any other change in the Sub-Adviser’s business activities or circumstances that could reasonably be expected to materially adversely affect the Sub-Adviser’s ability to discharge its obligations under this Agreement; and

(v)	of the execution of a definitive agreement that provides for a change in ownership of the Sub-Adviser or its affiliates constituting, or that would reasonably be expected to constitute, an “assignment” of this Agreement for purposes of the 1940 Act.

7.	Liability and Indemnification.

(a)       The duties of the Sub-Adviser shall be confined to those expressly set forth herein. The Sub-Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Sub-Adviser) shall not be liable for any loss arising out of the Sub-Adviser’s or such other person’s activities hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.

(b)       The Sub-Adviser shall indemnify the Adviser and the Fund (and their officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser and the Fund), for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Fund or such other persons described above may sustain as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

(c)       Except as set forth in clause (ii), the Trust, on behalf of the Fund, shall indemnify the Sub-Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Sub-Adviser) (collectively, the “Indemnified Parties”), for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Sub-Adviser’s performance of its obligations under this Agreement (collectively, “Losses”), and (ii) the Adviser shall indemnify the Indemnified Parties for any Losses arising from, or in connection with, the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement or the Advisory Agreement; provided, however, that the Sub-Adviser shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement.

(d)       The Fund and the Adviser, as the case may be, may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund or the Adviser, as applicable, receives a written affirmation of the Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund or the Adviser, as applicable, unless it is subsequently determined that such Indemnified Party is entitled to such indemnification and if the Trustees of the Trust determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnified Party shall provide security for such Indemnified Party’s undertaking, (B) the Fund or the Adviser, as applicable, shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Trustees of the Trust who are neither “interested persons” of the Trust (as such term is defined in Section 2(a)(19) of the Investment Company Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnified Party ultimately will be found entitled to indemnification. All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnified Party is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Trustees of the Trust, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding paragraph. The rights accruing to any Indemnified Party under these provisions shall not exclude any other right to which such Indemnified Party may be lawfully entitled.

8.	Confidentiality.

(a)       Subject to Section 8(b), each of the Sub-Adviser and the Adviser acknowledge and agree that pursuant to this Agreement, either party may have access to the other party’s confidential and proprietary information and materials concerning or pertaining to the other’s business. Each party will receive and hold such information in the strictest confidence, and acknowledge, represent, and warrant that it will use its best efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party, they will not use, copy, or divulge to third parties or otherwise use, except in accordance with the terms of this Agreement, any information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of their business; provided that such recipients must agree to protect the confidentiality of such information and use such information only for the purposes of providing services to the Fund; provided, further, however, this covenant shall not apply to information (i) which is in the public domain now or when it becomes in the public domain in the future, other than by reason of a breach of this Agreement, (ii) which has come to either party from a lawful source not bound to maintain the confidentiality of such information, other than from the other party or an affiliate or representative of that party, (iii) information provided by the Adviser to broker dealers or third parties bound by an agreement of confidentiality for the purposes of bona fide due diligence, or (iv) disclosures which are required by law, regulatory authority, regulation or legal process.

(b)       The Adviser agrees that the Sub-Adviser shall have the right to disclose the performance of the Fund to third parties at any time, including after the termination of this Agreement, subject to the prior review and approval of the general form and scope of such disclosure by the Adviser (which approval shall not be unreasonably withheld, conditioned or delayed).

(c)       Notwithstanding anything to the contrary herein, each party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Fund and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(d)       The representations and warranties made by the Sub-Adviser and the Adviser pursuant to this Section 8 shall survive the termination of this Agreement.

9.	Duration and Termination of Agreement.

(a)       Term and Effectiveness. This Agreement shall become effective as of the date of the closing of the reorganization (the “Effective Date”) and shall remain in effect for two years from the Effective Date, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a “majority of the outstanding voting securities” (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Fund and (ii) the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(b)       Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by (i) the Adviser, if the Board or a “majority of the outstanding voting securities” (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Fund determine that this Agreement should be terminated, or (ii) the Sub-Adviser. This Agreement shall automatically terminate in the event of (1) its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act) or (2) the termination of the Advisory Agreement. The provisions of Sections 7 and 8 of this Agreement shall remain in full force and effect, and the Adviser and the Sub-Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Notwithstanding any termination of this Agreement, the Sub-Adviser shall be entitled to receive all amounts payable to it and not yet paid pursuant to Sections 2 or 3 hereof.

10.	Services Not Exclusive.

Nothing in this Agreement shall prevent the Sub-Adviser or any member, manager, officer, employee, agent or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its members, managers, officers, employees, agents or other affiliates from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting. For the avoidance of doubt, the Adviser and the Sub-Adviser (or either of their respective affiliates) may enter into one or more agreements pursuant to which the Sub-Adviser and/or its affiliates and their personnel may be restricted in their investment management activities. The Sub-Adviser or any member, manager, officer, employee, agent or other affiliate thereof may allocate their time between advising the Fund and managing other investment activities and business activities in which they may be involved.

11.	Use of Name.

In connection with the Fund’s (a) public filings, (b) requests for information from state and federal regulators, (c) offering materials and marketing materials and (d) press releases (the materials listed in (a) through (d), the “Fund Materials”), the Fund may state in such materials that investment advisory services are being provided by the Sub-Adviser to the Fund under the terms of this Agreement. The Sub-Adviser hereby grants a non-exclusive, non-transferable, and non-sublicensable license to the Fund for the use of the name “Magnetar,” and the related rights and trademarks owned by the Sub-Adviser and its affiliates (the “Brand”), solely as permitted in the foregoing sentence. Prior to using the Brand in any manner (including in the Fund Materials), the Fund or the Adviser, as applicable, shall submit all proposed uses to the Sub-Adviser for prior written approval, unless the general form and scope of such use have been previously reviewed and approved by the Sub-Adviser (which approval shall not be unreasonably withheld, conditioned or delayed). The Adviser agrees to control the use of such Brand in accordance with the standards and policies as established between the Adviser and the Sub-Adviser. The Sub-Adviser reserves the right to terminate this license immediately upon written notice for any reason, including if the usage is not in compliance with the standards and policies. Notwithstanding the foregoing, the term of the license granted under this Section shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement or the investment sub-advisory relationship between the Adviser and the Sub-Adviser. The Fund and the Adviser each agree that the Sub-Adviser is the sole owner of the Brand, and any and all goodwill in the Brand arising from the Fund’s use shall inure solely to the benefit of the Sub-Adviser.

12.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

13.	Amendments.

This Agreement may be amended by mutual consent of the parties, subject to the requirements of applicable law.

14.	Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is registered under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

15.	Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall be interpreted to give maximum effect to the intent of the parties manifested thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

FS ENERGY ADVISOR, LLC

By:
Name:	Michael C. Forman
Title:	Chief Executive Officer

FS SERIES TRUST, on behalf of its series, FS ENERGY TOTAL RETURN FUND

By:
Name:	Michael C. Forman
Title:	President

MAGNETAR ASSET MANAGEMENT LLC

By:
Name:
Title:

Signature Page to the Investment Sub-Advisory Agreement

EXHIBIT A

Advisory Agreement